Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Third Quarter		First Nine Months
	2016	2015	2016	2015
	($ in millions, except per share amounts)

Railway operating revenues
Merchandise	$1,552	$1,610	$4,678	$4,757
Intermodal	575	621	1,635	1,846
Coal	397	482	1,085	1,390
Total railway operating revenues	2,524	2,713	7,398	7,993

Railway operating expenses
Compensation and benefits	691	702	2,081	2,209
Purchased services and rents	386	451	1,149	1,312
Fuel	181	221	504	740
Depreciation	258	275	767	767
Materials and other	188	242	584	723

Total railway operating expenses	1,704	1,891	5,085	5,751

Income from railway operations	820	822	2,313	2,242

Other income – net	29	39	49	79
Interest expense on debt	144	137	421	403

Income before income taxes	705	724	1,941	1,918

Provision for income taxes
Current	169	251	512	667
Deferred	76	21	177	56
Total income taxes	245	272	689	723

Net income	$460	$452	$1,252	$1,195

Earnings per share
Basic	$1.56	$1.50	$4.23	$3.93
Diluted	1.55	1.49	4.21	3.90

Weighted average shares outstanding
Basic	292.7	300.1	294.9	303.2
Diluted	294.7	302.5	296.7	305.8

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Comprehensive Income
(Unaudited)

	Third Quarter		First Nine Months
	2016	2015	2016	2015
	($ in millions)

Net income	$460	$452	$1,252	$1,195
Other comprehensive income, before tax:
Pension and other postretirement benefits	7	10	20	31
Other comprehensive loss of
equity investees	—	—	—	(4)

Other comprehensive income, before tax	7	10	20	27
Income tax expense related to items of other
comprehensive income	(3)	(3)	(8)	(11)

Other comprehensive income, net of tax	4	7	12	16

Total comprehensive income	$464	$459	$1,264	$1,211

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2016	2015
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$984	$1,101
Accounts receivable – net	960	946
Materials and supplies	301	271
Other current assets	72	194
Total current assets	2,317	2,512

Investments	2,779	2,572
Properties less accumulated depreciation of $11,663 and
$11,478, respectively	29,467	28,992
Other assets	69	63

Total assets	$34,632	$34,139

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,131	$1,091
Short-term debt	—	200
Income and other taxes	218	203
Other current liabilities	333	237
Current maturities of long-term debt	550	500
Total current liabilities	2,232	2,231

Long-term debt	9,555	9,393
Other liabilities	1,322	1,385
Deferred income taxes	9,127	8,942

Total liabilities	22,236	21,951

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 291,942,235 and 297,795,016 shares,
respectively, net of treasury shares	293	299
Additional paid-in capital	2,169	2,143
Accumulated other comprehensive loss	(433)	(445)
Retained income	10,367	10,191

Total stockholders’ equity	12,396	12,188

Total liabilities and stockholders’ equity	$34,632	$34,139

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	First Nine Months
	2016	2015
	($ in millions)
Cash flows from operating activities
Net income	$1,252	$1,195
Reconciliation of net income to net cash provided
by operating activities:
Depreciation	770	770
Deferred income taxes	177	56
Gains and losses on properties and investments	(38)	(20)
Changes in assets and liabilities affecting operations:
Accounts receivable	8	(48)
Materials and supplies	(30)	(52)
Other current assets	130	295
Current liabilities other than debt	149	88
Other – net	(106)	(76)

Net cash provided by operating activities	2,312	2,208

Cash flows from investing activities
Property additions	(1,304)	(1,777)
Property sales and other transactions	87	43
Investment purchases	(119)	(5)
Investment sales and other transactions	6	32

Net cash used in investing activities	(1,330)	(1,707)

Cash flows from financing activities
Dividends	(523)	(537)
Common stock transactions	33	1
Purchase and retirement of common stock	(603)	(997)
Proceeds from borrowings – net	594	594
Debt repayments	(600)	(102)

Net cash used in financing activities	(1,099)	(1,041)

Net decrease in cash and cash equivalents	(117)	(540)

Cash and cash equivalents
At beginning of year	1,101	973

At end of period	$984	$433

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$337	$320
Income taxes (net of refunds)	409	350

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.     Stock Repurchase Program
We repurchased and retired 7.2 million and 10.3 million shares of common stock under our stock repurchase program in the first nine months of 2016 and 2015, respectively, at a cost of $603 million and $997 million, respectively. The timing and volume of purchases is guided by our assessment of market conditions and other pertinent factors. Any near-term share repurchases are expected to be made with internally generated cash, cash on hand, or proceeds from borrowings. Since the beginning of 2006, we have repurchased and retired 158.3 million shares at a total cost of $10.1 billion.

2.     Restructuring Costs
Third quarter 2015 operating expenses include $37 million of costs associated with the restructuring of our Triple Crown Services subsidiary and the closure of our Roanoke, Virginia, office which reduced net income by $23 million, or $0.08 per diluted share.

3.    New Accounting Pronouncement- Deferred Taxes
In November 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2015-17, "Balance Sheet Classification of Deferred Taxes." This update requires that deferred tax liabilities and assets be classified as noncurrent on the balance sheet rather than as separate current and noncurrent amounts. We adopted the provisions of this ASU during the first quarter of 2016 and applied it retrospectively. The adoption of ASU 2015-17 resulted in the presentation of $121 million of current deferred income tax assets as a reduction of "Deferred income taxes" in the long-term liabilities section of the Consolidated Balance Sheet at September 30, 2016. We retrospectively presented the December 31, 2015, Consolidated Balance Sheet to reflect the reclassification of $121 million of deferred income tax assets from "Deferred income taxes" in the current assets section of the balance sheet to "Deferred income taxes" in the long-term liabilities section of the balance sheet.

4.    New Accounting Pronouncement- Stock-Based Compensation
In March 2016, the FASB issued ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting." We adopted the provisions of this ASU during the first quarter of 2016. This update principally affects the recognition of excess tax benefits and deficiencies and the cash flow classification of share-based compensation-related transactions. The requirement to recognize excess tax benefits and deficiencies as income tax expense or benefit in the income statement was applied prospectively, with a benefit of $12 million recognized in the "Provision for income taxes" line item for the nine months ended September 30, 2016. The classification requirements on the Consolidated Statements of Cash Flows for the adoption of ASU 2016-09 resulted in a $29 million increase in "Current liabilities other than debt" within the operating activities section and a corresponding decrease in "Common stock transactions" within the financing activities section for the first nine months of 2016. We retrospectively presented the Consolidated Statements of Cash Flows for the first nine months of 2015 to reflect a $29 million increase in "Current liabilities other than debt" within the operating activities section and a corresponding decrease in "Common stock transactions" within the financing activities section.